Exhibit 10.18

AMENDMENT NO. 3 TO THE ENSCO INTERNATIONAL INCORPORATED 2000 STOCK OPTION PLAN

This Amendment No. 3 is effective the 1st day of January, 2003, by ENSCO International Incorporated, having its principal office in Dallas, Texas (hereinafter referred to as the "Company").

WITNESSETH:

WHEREAS, the ENSCO International Incorporated 2000 Stock Option Plan (formerly known as the Chiles Offshore Inc. 2000 Stock Option Plan) was adopted by the Board of Directors of Chiles Offshore Inc. and approved by its stockholders as of June 22, 2000 and became effective on September 22, 2000; and

WHEREAS, the Plan was subsequently amended by Amendment Nos. 1 and 2; and

WHEREAS, due to the merger of ENSCO International Incorporated and Chiles Offshore Inc., the Plan was renamed the ENSCO International Incorporated 2000 Stock Option Plan (which as currently amended is referred to herein as the "Plan"); and

WHEREAS, the Company now desires to adopt this Amendment No. 3 to the Plan in order to provide for the outsourcing of certain Plan administrative functions to a third party;

NOW, THEREFORE, in consideration of the premises and the covenants herein contained, the Company hereby adopts the following Amendment No. 3 to the Plan:

Section VI B. of the Plan is hereby amended to read as follows:

"B. PAYMENT OF EXERCISE PRICE. The option exercise price may be paid in cash or, in the discretion the Committee, by the delivery of shares of Common Stock then owned by the participant, or by a combination of these methods to the Company or its designee. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company or its designee together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by delivery of shares of Common Stock of the Company then owned by a participant, providing the Company or its designee with a notarized statement attesting to the number of shares owned, where upon verification by the Company or its designee, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. The Committee may, at the time of grant, provide for the grant of a subsequent Restoration Stock Option if the exercise price is paid for by delivering previously owned shares of Common Stock of the Company. Restoration Stock Options (i) may be granted in respect of no more than the number of shares of Common Stock tendered in exercising the predecessor Stock Option, (ii) shall have an exercise price equal to the Fair Market Value on the date the Restoration Stock Option is granted, and (iii) may have an exercise period that does not extend beyond the remaining term of the predecessor Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Committee may consider such factors as it determines are appropriate."

Section XVI of the Plan is hereby amended to read as follows:

"XVI. WITHHOLDING. All payments or distributions of Benefits made pursuant to the Plan shall be net of any mounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements. If the Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it (or its designee) or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. In lieu thereof, the Company (or its designee) or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Committee shall prescribe. The Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee or award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company or its designee withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld, such tax calculated at rates required by statute or regulation."

IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, has caused this Amendment No. 3 to be executed effective the date first above written.

ENSCO INTERNATIONAL INCORPORATED

By:

Its: